Exhibit 99.1

S.Y. Bancorp Increases Quarterly Cash Dividend 6% to $0.18 Per Common Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 17, 2010--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend 6% to $0.18 per common share. The new rate will go into effect with the next payment on January 3, 2011, payable to stockholders of record as of December 13, 2010.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "With a goal of maximizing returns for our stockholders, we are pleased that our strong financial performance enables us to increase our cash dividend once again, thereby allowing our stockholders to participate directly in the growth we have achieved. This decision to increase our cash pay-out stands in contrast to what seems to be a prevailing trend with many other financial institutions, where capital conservation has forced reductions in or the entire elimination of cash dividends to stockholders, and continues our efforts to utilize our strong capital position and ongoing earnings growth to build stockholder value over the long term."

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.9 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer